Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.001 par value, of BioSpecifics Technologies Corp., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: February 12, 2010

DANIEL J. BARKER
APIS CAPITAL ADVISORS, LLC
APIS CAPITAL, LP
APIS CAPITAL (QP), LP
APIS OFFSHORE CAPITAL, LTD.
APIS GLOBAL DEEP VALUE, LP
APIS GLOBAL DEEP VALUE OFFSHORE, LTD.

	By:	/s/ Daniel J. Barker

Daniel J. Barker, for himself, as Managing Member of the Investment Manager and as Portfolio Manager of each of the Funds

/s/ Steven A. Werber, Jr.

Steven A. Werber, Jr.